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                                                                    EXHIBIT 99.1


(CAPSTONE LOGO)                                     CAPSTONE TURBINE CORPORATION
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                                     21211 Nordhoff Street, Chatsworth, CA 91311
                                           Phone: 818-734-5300 Fax: 818-734-5320
                                                            www.microturbine.com



FOR IMMEDIATE RELEASE


                        CAPSTONE TURBINE APPOINTS NEW CFO

CHATSWORTH, Calif.--July 12, 2005--Capstone Turbine Corporation(R) (www.microturbine.com) (Nasdaq: CPST), the world's leading manufacturer of microturbine energy systems, announced today that Walter "Chuck" McBride has been appointed as the company's Executive Vice President & Chief Financial Officer effective July 11, 2005.

McBride replaces Karen Clark, who had notified Capstone's Chief Executive Officer, John Tucker, that she is resigning to pursue other interests.

McBride most recently served as Executive Vice-President & CFO of First Consulting Group (FCG) Inc. (Nasdaq: FCGI), an information technology services company.

"Over the past five years, Chuck was instrumental in FCG's transformation from a consulting company to a comprehensive IT services firm," Tucker said. "As a key member of FCG's leadership, the company doubled billable resources, acquired several companies both international and domestic, substantially increased cash and transformed FCG's operating model through aggressive cost cutting and process improvement.

"I feel strongly that Chuck is the right fit for Capstone as we move forward," Tucker added.

Prior to his employment with FCG, McBride served as the CFO for several innovative technology companies including Emulex (NYSE: ELX), Kistler Aerospace, Unplugged Communication and CalComp.

McBride graduated from Ohio State University with a bachelor's degree in accounting/finance with honors. He earned a master's degree in computer systems management from the Rochester Institute of Technology. He is a member of Financial Executives International.

In conjunction with accepting employment with Capstone Turbine Corporation, McBride will receive a 10-year stock option grant to purchase 500,000 shares of the common stock of Capstone Turbine Corporation, 25% of which will vest after one year and the remaining 75% vest on a pro rata basis over the ensuing 48 months. McBride will receive an additional grant of 500,000 shares of the common stock of Capstone Turbine Corporation (subject to certain conditions) after completing six months of employment as Executive Vice President and Chief Financial Officer. The exercise price for options granted to McBride will be the fair market value of Capstone Turbine Corporation's common stock on the business day prior to the applicable option grant.

Regarding Clark's resignation, Tucker commented, "Karen was instrumental in many positive initiatives and accomplishments here at Capstone over the last three years. We thank her for her efforts and she has our best wishes for continued professional success."

ABOUT CAPSTONE TURBINE

Capstone Turbine Corporation (www.microturbine.com) (Nasdaq: CPST) is the world's leading producer of low-emission microturbine systems. In 1998, Capstone was the first to offer commercial energy products utilizing microturbine technology, the result of more than ten years of focused research. Capstone Turbine has shipped more than 3,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged more than 9 million hours of documented operation. An ISO 9001:2000 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Milan and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

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CONTACT: Investor/Investment Media: Cynthia Martinez, 818-407-3628
         General Media: Keith Field, 818-407-3615

KEYWORD: CALIFORNIA
INDUSTRY KEYWORD: ENERGY, MANAGEMENT, FINANCE, UTILITIES, TECHNOLOGY